Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

CytoDyn Inc.

(Exact Name of Registrant as Specified in Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	457(c)	72,012,484 (2)	$0.275 (7)	$19,803,433.10	.0001102	$2,182.34
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share, issuable upon exercise of warrants with an exercise price of $0.10 per share or less	457(g)	44,000,000(3)	$0.275 (7)	$12,100,000.00	.0001102	$1,333.42
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share, issuable upon exercise of warrants with an exercise price of $0.23 per share or less	457(g)	10,736,575(4)	$0.275 (7)	$2,952,558.13	.0001102	$325.37
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share, issuable upon exercise of warrants with an exercise price of $0.37 per share or less	457(g)	7,000,000(5)	$0.37 (8)	$2,590,000.00	.0001102	$285.42
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share, issuable upon exercise of warrants with an exercise price of $0.50 per share	457(g)	72,012,484(6)	$0.50 (8)	$36,006,242.00	.0001102	$3,967.89
Total Offering Amounts								__
Total Fees Previously Paid								__
Total Fee Offsets								__
Net Fee Due								$8,094.44

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement covers an indeterminate number of shares that may be issued upon any stock split, stock dividend, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of the Registrant’s common stock, as applicable.

(2)

Consists of 72,012,484 shares of the Registrant’s common stock beneficially owned by certain selling stockholders. These shares are being registered for resale on this Registration Statement on Form S-1.

(3)

Consists of 44,000,000 shares of the Registrant’s common stock issuable upon the exercise of common stock warrants. Each such warrant currently is exercisable for one share of the Registrant’s common stock at a price of $0.10 per share or less. These shares are being registered for issuance on this Registration Statement on Form S-1.

(4)

Consists of 10,736,575 shares of the Registrant’s common stock issuable upon the exercise of common stock warrants. Each such warrant currently is exercisable for one share of the Registrant’s common stock at a price of $0.23 per share or less. These shares are being registered for issuance on this Registration Statement on Form S-1.

(5)

Consists of 7,000,000 shares of the Registrant’s common stock issuable upon the exercise of common stock warrants. Each such warrant currently is exercisable for one share of the Registrant’s common stock at a price of $0.37 per share or less. These shares are being registered for issuance on this Registration Statement on Form S-1.

(6)

Consists of 72,012,484 shares of the Registrant’s common stock issuable upon the exercise of common stock warrants. Each such warrant currently is exercisable for one share of the Registrant’s common stock at a price of $0.50 per share. These shares are being registered for issuance on this Registration Statement on Form S-1.

(7)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. Based on the average of the high and low reported trading prices of the Registrant’s common stock as reported on the OTCQB of OTC Markets Group, Inc. on June 12, 2023.

(8)	Based on the exercise price of the warrants.